Exhibit (d)(vi)

EXHIBIT A

Investment Advisory Agreement

November 21, 2016

The Select Sector SPDR® Trust

THE MATERIALS SELECT SECTOR SPDR FUND

THE CONSUMER DISCRETIONARY SELECT SECTOR SPDR FUND

THE CONSUMER STAPLES SELECT SECTOR SPDR FUND

THE HEALTH CARE SELECT SECTOR SPDR FUND

THE ENERGY SELECT SECTOR SPDR FUND

THE FINANCIAL SELECT SECTOR SPDR FUND

THE INDUSTRIAL SELECT SECTOR SPDR FUND

THE TECHNOLOGY SELECT SECTOR SPDR FUND

THE UTILITIES SELECT SECTOR SPDR FUND

THE REAL ESTATE SELECT SECTOR SPDR FUND

As consideration for the Adviser’s services to each of the Funds, the Adviser shall receive from each Fund an annual advisory fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Trust’s average daily net assets during the month:

Average Net Assets of the Trust	Annual Fee (Expressed in Basis Points: 1/100 of 1%)
Up to $12.5 Billion	5.0
$12.5 Billion up to $30.0 Billion	4.0
$30.0 Billion up to $50.0 Billion	3.5
$50.0 Billion up to $100.0 Billion	3.0
$100.0 Billion up to $150.0 Billion	2.85
$150.0 Billion up to $200.0 Billion	2.71
All assets over $200.0 Billion	2.56